Exhibit 3.3

ARTICLES OF AMENDMENT AND RESTATEMENT
TO THE ARTICLES OF INCORPORATION OF
AMERALIA, INC.

June 30, 2010

In accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the “Utah Act”), AmerAlia, Inc., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.           The name under which the Corporation was incorporated was AmerAlia, Inc.

2.           The text of the Amended and Restated Articles of Incorporation (the “Restated Articles”) is attached hereto as Exhibit A and is incorporated herein by this reference.  The Restated Articles supersede the original Articles of Incorporation of the Corporation and all prior amendments and restatements thereto.

3.           The Restated Articles were adopted by the Corporation’s shareholders pursuant to a vote of the shareholders at a duly noticed meeting of the Corporation’s shareholders held on June 21, 2010 (the “Shareholder Action”), in accordance with the requirements of the Utah Act.

4.           The Corporation has 66,293,696 shares of common stock, $0.01 par value (“Common Stock”), outstanding and eligible to vote on the Restated Articles.  Pursuant to the Shareholder Action, 63,369,365 votes represented by the Common Stock were cast in favor of increasing the authorized capital of the Corporation.  The number of votes cast for the Restated Articles by the holders of Common Stock entitled to vote on the Restated Articles was sufficient for approval by the holders of Common Stock.

[Signature page follows]

IN WITNESS WHEREOF, these Articles of Amendment and Restatement have been executed by the Corporation as of the date first written above.

AMERALIA, INC.

By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn
Its:	Chief Executive Officer

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AMERALIA, INC.
a Utah corporation

Pursuant to Section 16-10a-1007 of the Utah Business Corporation Act, the following are the Amended and Restated Articles of Incorporation of AmerAlia, Inc. (the “Corporation”).

ARTICLE I
Name of Corporation

The name of the Corporation is AmerAlia, Inc.

ARTICLE II
Duration

The duration of the Corporation is perpetual.

ARTICLE III
Purpose and Powers

The Corporation shall engage in any lawful act or activity for which corporations may be organized under the laws of the State of Utah and shall have and may exercise all rights, powers, and privileges necessary or convenient to effect any of the purposes for which the Corporation has been organized.

ARTICLE IV
Stock

The Corporation is authorized to issue 700,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of preferred stock, $0.05 par value.

All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.  When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the remaining assets of the Corporation to be distributed to the holders of Common Stock of the Corporation shall be distributed ratably among the holders of Common Stock.

ARTICLE V
Shareholder Rights

Shares of Common Stock may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine.

The holders of Common Stock shall have no preemptive rights to subscribe to any or all additional issues of Common Stock or any securities of the Corporation convertible into Common Stock.

The holders Common Stock shall be entitled to vote on all matters to be voted on by the shareholders of the Corporation.  On all matters to be voted on by the holders of Common Stock, the holders shall be entitled to one vote for each share thereof held of record, except that in the election of directors, each holder of Common Stock shall be entitled to vote all of such shareholder’s votes for as many persons as there are directors to be elected and for whose election such shareholder has the right to vote.  Cumulative voting shall not be allowed in the election of directors or for any other purpose. All holders of Common Stock shall vote together as a single class on all matters as to which holders of Common Stock are entitled to vote.

ARTICLE VI
Board of Directors

The corporate powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors.

The number of directors of the Corporation shall be determined in accordance with the Corporation’s bylaws as such may be adopted or amended from time to time.

ARTICLE VII
Related Party Transactions

No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of the Corporation’s directors are directors or officers or are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Corporation’s board of directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because such director or directors’ votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Corporation’s board of directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders of the Corporation entitled to vote and such shareholders authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the Corporation.

ARTICLE VIII
Liability of Directors

No director shall be personally liable to the corporation or any shareholder of the Corporation for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 16-10-44 of the Utah Business Corporation Act or any amendment or successor provision thereto, and except for any matter in respect of which such director shall be liable by reason that the director (i) has breached such director’s duty of loyalty to the Corporation or its shareholders, (ii) has not acted in good faith or, in failing to act, has not acted in good faith, (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) has derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provisions in the Corporation’s Articles of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX
Amendment

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.